UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA COMMERCIAL CREDIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	45-4077653
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification Number)

NO. 1 ZHONGYING COMMERCIAL PLAZA, ZHONG YING ROAD, WUJIANG, SUZHOU, JIANGSU PROVINCE, CHINA	215200
(Address of Principal Executive Offices)	(Zip Code)

2014 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

National Registered Agents, Inc. 160 Green Dr STE 101 Dover DE 19904 (Name, Address and Telephone Number of Agent for Service)	Copy to: Joan Wu, Esq. Hunter Taubman Fischer& Li, LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel. No: 212-530-2208 Fax No: 212-202-6380

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Aggregate Price Per Share		Proposed maximum aggregate offering price	Amount of Registration fee

Common Stock, par value $0.001 per share	185,750	(1)	$1.46	(2)	$271,195	$0	(3)

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended, (“Securities Act”) this Registration Statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from share split, share dividends, recapitalization or certain other capital adjustments.

(2)       Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based on the average of high and low prices of the Company’s Common Stock on April 12, 2017, a date within five (5) business days prior to the date of filing this registration statement, as reported by the Nasdaq Capital Market (“Nasdaq”).

(3)       Pursuant to Rule 457(h), no fee is required.

EXPLANATORY NOTE

China Commercial Credit, Inc. (which we refer to as the “Registrant” or the “Company”) has filed this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-214779) (which we refer to as this “Post-Effective Amendment”) with the U.S. Securities and Exchange Commission (which we refer to as the “Commission”) under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), solely for the purpose of filing the reoffer prospectus (which we refer to as the “reoffer prospectus” or “prospectus”) that forms a part of this Post-Effective Amendment relating to the reoffers and resales on a continuous or delayed basis, by the Company’s officers (which we refer to as the “Selling Stockholders”), of 185,750 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), previously granted, pursuant to awards under the 2014 Equity Incentive Plan (which we refer to as the “Plan”), prior to the filing of this Post-Effective Amendment, as described under the section entitled “Selling Stockholders” therein. The prospectus contained herein has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form S-3. The Selling Stockholders may be considered affiliates of the Company, as defined in Rule 405 under the Securities Act, and may be selling shares of common stock that constitute “restricted securities” or “control securities” within the meaning of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

The documents containing the information required by Part I of Form S-8 will be sent or given to participants under the plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The information that has been incorporated by reference pursuant to Item 3 of Part II of this Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) will be delivered to participants, without charge, upon written or oral request. Any such requests should be directed to the Company at the address and telephone number listed on the cover page of this Registration Statement.

REOFFER PROSPECTUS

CHINA COMMERCIAL CREDIT, INC.

185,750 Shares of Common Stock

This reoffer prospectus relates to 185,750 shares of our common stock, par value $0.001 per share, that may be reoffered or resold, from time to time, by certain selling stockholders described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and that have been acquired under the 2014 Equity Incentive Plan (which we refer to as the “Plan”).

We will not receive any of the proceeds from the sale of the Common Stock. The selling stockholders may sell the Common Stock from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.” We cannot assure you that the selling stockholders will sell all or any portion of the Common Stock offered under this prospectus. The prices at which the selling stockholders may sell the Common Stock will be determined by the prevailing market price for the shares or in negotiated transactions.

Our Common Stock is listed on the Nasdaq Capital Market, under the symbol “CCCR.” On April 12, 2017, the closing sales price for our Common Stock on the Nasdaq was $1.46 per share.

Our principal executive offices are located at No. 1 Zhongying Commercial Plaza, Zhong Ying Road, Wujiang, Suzhou, Jiangsu Province, China, 215200. Our telephone number is: 86-0512 6396-0022.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 and in the documents incorporated by reference herein before you decide to buy our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2017.

ABOUT THIS PROSPECTUS

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the Securities and Exchange Commission. To understand the terms of the securities offered by this prospectus, you should carefully read this entire prospectus, including any amendments or supplements. You should also read the documents referred to under the heading “Where You Can Find More Information” below for information about us and our financial statements.

Unless the context otherwise indicates, references in this prospectus to “we,” “our company,” “us” or “our” refer to China Commercial Credit, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

Information on the shares offered pursuant to this prospectus, as listed below, do not necessarily indicate that the Selling Stockholders presently intend to sell any or all of the shares so listed.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Discussions containing such forward-looking statements may be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as within this prospectus generally. In addition, when used in this prospectus, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results, as discussed below under the heading “Risk Factors” in this prospectus. Factors that may cause these differences include, but are not limited to:

●	changing customer and product mixes, market conditions and industry consolidation;

●	competition;

●	general economic conditions in the markets in which the Company operates;

●	risk of cancellation or rescheduling of orders;

●	work stoppages at transportation centers or shipping ports;

●	the risk of war, terrorism and similar hostilities;

●	dependence on our information systems;

●	dependence on our personnel; and

●	the other matters discussed in the Business Description contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Consequently, such forward-looking statements should be regarded solely as the Company’s current plans, estimates and beliefs. The Company does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

1

RISK FACTORS

You should carefully consider the following material risk factors and other information in this report. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously impacted. As a result, the trading price, if any, of our Common Stock could decline and you could lose part or all of your investment.

Risks Relating to Our Lending and Guarantee Business

The substantial and continuing losses, and significant operating expenses incurred in the past few years may cause us to be unable to pursue all of our operational objectives if sufficient financing and/or additional cash from revenues is not realized. This raises doubt as to our ability to continue as a going concern.

We have an accumulated deficit of US$70,234,656 as of December 31, 2016 and a working capital (total consolidated current assets exceeding total consolidated current liabilities) of US$2,332,909, as of December 31, 2016. Although we have previously been able to attract financing as needed, such financing may not continue to be available at all, or if available, on reasonable terms as required. Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to us or existing shareholders. If we are unable to secure additional financing, as circumstances require, or do not succeed in meeting our sales objectives, we may be required to change or significantly reduce our operations or ultimately may not be able to continue our operations. As a result of our historical accumulated deficit, these conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Our limited operating history makes it difficult to evaluate our business and prospects and we may not be able to adapt to the changing market condition.

Wujiang Luxiang commenced operations in October 2008 and has a limited operating history. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in new and rapidly evolving markets such as the microcredit industry, may be exposed. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	timely respond to the liquidity changes driven by PBOC’s policy and manage the credit risk inherent to our loan and guarantee business;

●	obtain sufficient working capital and increase our registered capital to support expansion of our loan and guarantee portfolios;

●	comply with any changes in the laws and regulations of the PRC or local province that may affect our lending operations;

●	expand our borrowers base;

●	collect from default borrowers;

●	maintain adequate control of default risks and expenses allowing us to realize anticipated revenue growth;

●	implement our customer development, risk management and acquisition strategies and adapt and modify them as needed;

●	integrate any future acquisitions; and

●	anticipate and adapt to changing conditions in the Chinese lending industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, and other significant competitive and market dynamics.

As a matter of fact, for the year ended December 31, 2016, we had a revenue of $2.2 million and a net loss of $2.0 million compared to a loss of $55.8 million and net loss of $61.3 million in 2015, a decrease of 104% and 97%, respectively. If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies and the unauthorized transfer of certain funds by our former chief executive officer have prevented us from using the entire proceeds from our initial public offering to increase the registered capital of Wujiang Luxiang.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, State Administration of Foreign Exchange, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by MOFCOM, Ministry of Commerce, or its local counterparts. The majority of the net proceeds from our initial public offering completed in August 2013, approximately $7 million, is intended to increase the registered capital of Wujiang Luxiang and therefore its corresponding lending and guarantee capacity. Approximately $5.6 million of the net proceeds have already been contributed to Wujiang Luxiang and approved as an increase of the registered capital of Wujiang Luxiang. An additional $1.4 million was supposed to be transferred from WFOE to Wujiang Luxiang to further increase its registered capital. $1.5 million of the proceeds was initially transferred to WFOE to be used for the registered capital requirements of WFOE. Due to the subsequent reduction of WFOE’s registered capital requirement from $10 million to $100,000, $100,000 was supposed to remain at WFOE to satisfy its new registered capital requirement and the remaining $1.4 million was supposed to be used to further increase the registered capital of Wujiang Luxiang. However, as previously reported by the Company, RMB 7 million (approximately $1.1 million) was transferred from the bank account of WFOE to the personal account of Mr. Huichun Qin, the Company’s former CEO and Chairman of the Board. The Company has not been able to recover the missing funds. The delay and potential failure to use the remaining IPO proceeds to increase Wujiang Luxiang’s registered capital, currently prevents us from further expanding Wujiang Luxiang’s business.

2

Our current operations in China are geographically limited to the city of Wujiang.

In accordance with the PRC state and provincial laws and regulations with regard to microcredit companies, we are not allowed to make loans and provide guarantees to businesses and individuals located outside of the city of Wujiang. Our future growth opportunities depend on the growth and stability of the economy in the city of Wujiang. A downturn in the local economy or the implementation of local policies unfavorable to SMEs may cause a decrease in the demand for our loan or guarantee services and may negatively affect borrowers’ ability to repay their loans on a timely basis, both of which could have a negative impact on our profitability and business.

If the Jiangsu government subsidy we currently receive from the Jiangsu government for loans to farmers is not renewed, we would suffer a loss of revenues.

Pursuant to certain Jiangsu government policies on promotion of rural economic reform, the interest on loans to farmers is subsidized by the government. Therefore, we charge the farmers at an interest rate lower than that of loans to SME’s. A portion of the difference between the lower rate charged to farmers and the rate charged to SME’s is remitted to us annually by the Jiangsu government as a government subsidy. We also received other types of government subsidies from Jiangsu government which are, among other things, intended to incentivize microcredit companies to establish and maintain strict financial operation systems. Applicants for these subsidies are required to apply for such subsidies annually. The standards for granting this subsidy is presently flexible and the number of applicants applying for such subsidies varies from year to year. In addition, the amount of funds which will be available for the Jiangsu government to use for these government subsidies each year is uncertain and depend on the needs of microeconomic development of Jiangsu province, the government’s budget and other factors. In the event our application for such subsidy in the future is not granted or the funds we receive are reduced, we would suffer loss of revenues.

Changes in the interest rates and spread could have a negative impact on our revenues and results of operations.

Our revenues and financial condition are primarily dependent on interest income, which is the difference between interest earned from loans we provide and interest paid to the lines of credit we obtain from other financial institutions. A narrowing interest rate spread could adversely affect our earnings and financial conditions. If we are not able to control our funding costs or adjust our lending interest rate in a timely manner, our interest margin will decline. In addition, the interest rates we charge to the borrowers in our direct loan business are linked to the PBOC benchmark interest rate (the “PBOC Benchmark Rate”). The PBOC Benchmark Rate may fluctuate significantly due to changes in the PRC government’s monetary policy. Due to the restriction that our interest rate cannot be higher than three times the PBOC Benchmark Rate pursuant to certain Jiangsu banking regulations released in October 2012, if we have to reduce the interest rate we charge the borrowers to reflect the decrease of the PBOC Benchmark Rate, our interest rate spread will be negatively affected.

As a microcredit company, our business is subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

There are inherent risks associated with our lending and guarantee activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances in our direct loan business or that we may not recover the full amount of the payment we made to the lender in our guarantee business. As a microcredit company, we extend credits to SMEs, farmer and individuals. These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders. In addition, since we are only permitted to provide financial services to borrowers located in the city of Wujiang, our ability to geographically diversify our economic risks is limited by the local markets and economies. Also, decreases in local real estate value could adversely affect the values of the real property used as collateral in our direct loan and guarantee business. Such adverse changes in the local economy may have a negative impact on the ability of borrowers to repay their loans and the value of our collateral and our results of operations and financial condition may be adversely affected.

3

Our allowance for loan losses may not be sufficient to absorb future losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Our risk assessment procedure uses historical information to estimate any potential losses based on our experience, judgment, and expectations regarding our borrowers and the economic environment in which we and our borrowers operate. The allowance for both loan losses and guarantee services were estimated based on 1% of the quarterly outstanding loan and guarantee portfolio balances. To the extent the mandatory loan loss reserve rate of 1% as required by PBOC differs from management’s estimates, the management elects to use the higher rate. We believe we are required to establish an allowance for loan losses pursuant to “The Guidance on Provisioning for Loan Losses” (the “Provision Guidance”) issued by PBOC and “Financial Practices of Rural Microcredit Companies of Jiangsu Province Pilot” (the “Jiangsu Financial Practices”) issued by Finance Office of Jiangsu Province in 2009. However, our implementation of the measurements set forth in the Provision Guidance and the Jiangsu Financial Practices, especially the Five-Tier approach in making the specific reserve, may be deemed not in compliance with the applicable banking regulations. Our loan loss reserves may not be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Increases to the provision for loan losses and provision on financial guarantee services will cause our net income to decrease.

Our business is subject to fluctuations based on local economic conditions. These fluctuations are neither predictable nor within our control and may have a material adverse impact on our operations and financial condition. We may decide to increase our provision for loan losses and provision on financial guarantee services in light of the borrower’s repayment ability and/or the lack of clarity in the applicable banking regulations with regard to microcredit companies. The regulatory authority may also require an increase in the provision for loan losses and provision on financial guarantee services or the recognition of further loan charge-offs, based on judgments different from those of our management. Any increase in the provision for loan losses and provision on financial guarantee services will result in a decrease in net income and may have a material adverse effect on our financial condition and results of operations.

We lack significant product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

Currently, our primary business activities include offering direct loans and providing guarantee services to our customers. If we are unable to maintain and grow the operating revenues from our business or develop additional revenue streams, our future revenues and earnings are not likely to grow and could decline. Our lack of significant product and business diversification could inhibit the opportunities for growth of our business, revenues and profits.

Competition in the microcredit industry is growing and could cause us to lose market share and revenues in the future.

We believe that the microcredit industry is an emerging market in China. We may face growing competition in the microcredit industry and we believe that the microcredit market is becoming more competitive as this industry matures and begins to consolidate. We currently compete with traditional financial institutions, other microcredit companies, and some cash-rich state-owned companies or individuals that lend to SMEs. Some of our competitors have larger and more established borrower bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby adversely affecting our earnings and potential for growth.

If we fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may be unable to accurately report our results of operations or prevent misstatements, and investor confidence and the market price of our Common Stock may be materially and adversely affected.

Prior to our IPO, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm is not required to and has not conducted an audit or assessment of our internal control over financial reporting. In August 2014, the Company discovered RMB 7 million (approximately $1.1 million) was transferred (the “Transfer at Issue”) from the bank account of WFOE, without authorization, to the personal account of Mr. Qin, the then CEO of the Company. The Company appointed a special committee (the “Special Committee”) of the Board of Directors to conduct an internal review surrounding the Transfer at Issue. The internal review indicated that the Company’s control deficiencies contributed to the Transfer at Issue. Since Mr. Qin had the sole authority to approve fund transfers, there was a lack of checks and balances over transfers. The Company filed a report with a local Wujiang Police Department charging Mr. Qin with misappropriating RMB 7 million. The Company retained a local law firm to assist the Company in following up with the Police Department with regard to the development of the case and collection of the missing funds. According to the PRC counsel, if the prosecutors agree to criminally indict Mr. Qin, there will be an accompanying civil collection suit. If the prosecutors determined not to criminally indict Mr. Qin, then the Company will initiate a civil proceeding against Mr. Qin to collect such funds. The prosecutors have not notified the Company of their decision as of the date of this annual report. There is no assurance that we would be able to collect the missing funds, if any.

4

As a result of the control deficiencies in the fund transfer procedure and other material weaknesses identified, the Company concluded its internal controls over financial reporting were not effective as of December 31, 2014. See Item 9A Controls and Procedures for a detailed discussion of the material weakness and the remediation measures the Company plans to take. Such material weaknesses may result in our inability to accurately report our financial results or prevent material misstatements.

Our business depends on the continuing efforts of members of our management. If we lose their services, our business may be severely disrupted.

Our business operations depend on the continuing efforts of members of our management. If one or more of our management were unable or unwilling to continue their employment with us, we might not be able to replace them in a timely manner, or at all. We may incur additional expenses to recruit and retain qualified replacements. Our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, members of our management team may join a competitor or form a competing company. We may not be able to successfully enforce any contractual rights we have with our management team, in particular in China, where all of these individuals reside and where our business is operated through Wujiang Luxiang through various VIE Agreements. As a result, our business may be negatively affected due to the loss of one or more members of our management.

We require highly qualified personnel and if we are unable to hire or retain qualified personnel, we may not be able to grow effectively.

Our future success also depends upon our ability to attract and retain highly qualified personnel. Expansion of our business and our management will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. We may not be able to attract or retain highly qualified personnel. Competition for skilled personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

We have no insurance coverage for our lending or guarantee business or our bank accounts, which could expose us to significant costs and business disruption.

Risks associated with our business and operations include, but are not limited to, borrowers’ failure to repay the outstanding principal and interest when due and our loss reserve is not sufficient cover such failure, losses of key personnel, business interruption due to power shortages or network failure, and risks posed by natural disasters including storms, floods and earthquakes, any of which may result in significant costs or business disruption. We do not maintain any credit insurance, business interruption insurance, general third-party liability insurance, nor do we maintain key-man life insurance or any other insurance coverage except the mandatory social insurance for the employees of Wujiang Luxiang. If we incur any loss that is not covered by our loss reserve, our business, financial condition and results of operations could be materially and adversely affected.

We maintain our cash with various banks. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we could lose the cash on deposit with that particular bank or trust company.

Risks Relating to Our Financial Leasing Business

We only generated a small amount of revenue from our financial leasing operations as of now and our financial leasing business plan may not be executed as planned.

We are currently at the initial stage of developing our financial leasing business. In February 2015, we signed two leasing contracts worth a total of total $4.88 million. The success of our financial leasing operations will highly depend upon our ability to obtain funds to deploy and successfully develop and market our financial leasing services to the targeted customers. We may not be able to develop our financial leasing business as planned and generate significant revenues. The revenue and income potential of our proposed financial leasing business is unproven and the lack of operating history makes it difficult to evaluate the future prospects of this business.

5

We have no experience in the equipment leasing and financing business and our knowledge of the Chinese financial leasing market is limited.

None of the PFL management has any prior experience in the operation or management of equipment financing and leasing. Our knowledge of the Chinese financial leasing industry and market is very limited. Our perception of the potential customers’ needs and their acceptance of our financial leasing services may not be accurate. We may not be able to work with equipment providers to successfully purchase qualified equipment identified by our customers on terms acceptable to us. We may not be able to establish sound financial modeling in the calculation of the interest rate and residual value. Such inexperience and lack of active knowledge may lead to failure of our financial leasing business.

Lack of knowledge of financial leasing benefits among potential customers may make it difficult for us to market our services.

Currently, a high proportion of Chinese management, especially management of SMEs, still perceive leasing companies as a “second-class bank”, and very few recognize the flexibility and benefits that financial leasing provides. We may need to invest a tremendous amount of time and effort toward lease education so that potential customers can fully appreciate the flexibility leasing offers to deploy their assets. Failure in such education may make it difficult for us to market our financial leasing services.

A protracted economic downturn may cause an increase in defaults under our leases and lower demand for the commercial equipment we lease.

A protracted economic downturn, similar to the one China experienced in recent years, could result in a decline in the demand for some of the types of equipment or services we finance, which could lead to a decline in originations. A protracted economic downturn may slow the development and continued operation of small commercial businesses, which is one of the primary markets for the commercial equipment leased by us. In addition, a protracted downturn could result in an increase in delinquencies and defaults by our lessees and other obligors, which could have an adverse effect on our cash flow and earnings. These factors could have a material adverse effect on our business, financial condition and results of operations.

Our allowance for lease credit losses may prove to be inadequate to cover future credit losses.

We will maintain an allowance for credit losses on our leases, at an amount we believe is sufficient to provide adequate protection against losses on the leases. We cannot be sure that our allowance for credit losses will be adequate over time to cover losses caused by adverse economic factors, or unfavorable events affecting specific leases, industries or geographic areas. Losses in excess of our allowance for credit losses may have a material adverse effect on our business, financial condition and results of operations.

We are vulnerable to changes in the demand for the types of equipment we plan on leasing or price reductions in such equipment.

Our leasing portfolio will be comprised of a wide variety of equipment including, but not limited to, public transportation vehicles such as subway cars, trains, buses, medical equipment, equipment used in textile production and agricultural equipment. Reduced demand for financing of the types of equipment we lease could adversely affect our lease origination volume, which in turn could have a material adverse effect on our business, financial condition and results of operations. Technological advances may lead to a decrease in the price of these types of equipment and a consequent decline in the need for financing of such equipment. These changes could reduce the need for outside financing sources that would reduce our lease financing opportunities and origination volume in such products. In the event that demand for financing the types of equipment that we lease declines, we will need to expand our efforts to provide lease financing for other products.

We may face growing competition, which could cause us to lower our lease rates, hurt our origination volume and strategic position and adversely affect our financial results.

The Chinese financial leasing industry is becoming competitive in recent years. We will compete for customers with a number of international, national, regional and local banks and finance companies and financial leasing companies. Our competitors also include equipment manufacturers that lease or finance the sale of their own products. Our competitors include larger, more established companies, some of which may possess substantially greater financial, marketing and operational resources than us, including lower cost of funds and access to capital markets and other funding sources which may be unavailable to us. If a competitor was to lower its lease rates, we could be forced to follow such trend or be unable to retain origination volume, either of which would have a material adverse effect on our business, financial condition and results of operations.

6

If PFL were to lose key personnel, its operating results may suffer.

The success of our financial leasing business depends to a large extent upon the abilities and continued efforts of senior management. The loss of the services of one or more of the key members of our senior management before we are able to attract and retain qualified replacement personnel could have a material adverse effect on the development and success of our financial leasing business.

Recently proposed accounting changes may negatively impact the demand for equipment leases.

On August 17, 2010, the International Accounting Standards Board (IASB) and Financial Accounting Standards Board (FASB) released a joint exposure draft that would dramatically change lease accounting for both lessees and lessors by requiring balance sheet recognition of all leases. At their June 13, 2012 joint board meeting, the International Accounting Standards Board (IASB) and the FASB (collectively, the “Boards”) agreed on an approach for the accounting for lease expenses as part of their joint project to revise lease accounting. In September 2012, the Boards reached tentative decisions regarding sale and leaseback transactions and other lease accounting issues. The Boards issued revised exposure draft in May 2013, with a 120-day comment period. As part of the deliberation process, the Boards reviewed nearly 800 comment letters and held public roundtable meetings and preparer workshops. A key issue raised by stakeholders in this process was the front-loading of expense recognition for lessees in the proposal. The Boards have tentatively agreed to change the expense recognition pattern and income statement presentation for certain leases. If these accounting changes are adopted in a form that makes equipment leasing less attractive to small business owners, it could result in a reduction in the demand for equipment leases, and could have an adverse effect on our results of operations and financial condition.

Risks Relating to Doing Business in China

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital to increase contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

We are a holding company and all of our operations are entirely conducted in the PRC. Although the PRC economy has grown in recent years, such growth may not continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our direct lending, guarantee and financial leasing services and may have a materially adverse effect on our business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy, which could materially adversely affect our business.

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Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot clearly foresee the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Our microcredit business is subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way we conduct our business and may negatively impact our financial results.

We are subject to extensive and complex state, provincial and local laws, rules and regulations with regard to our loan and guarantee operations, capital structure, allowance for loan losses, among other things. These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments while enforced by different local authorities in the city of Wujiang. In addition, it is not clear whether microcredit companies are subject to certain banking regulations the state-owned and commercial banks are subject to, including the regulation with regard to loan loss reserves. Therefore, the interpretation and implementation of such laws, rules and regulations may not be clear and occasionally we have to depend on oral inquiries with local government authorities. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, our business activities and growth may be adversely affected if we do not respond to the changes in a timely manner or are found to be in violation of the applicable laws, regulations and policies as a result of a different position from ours taken by the competent authority in the interpretation of such applicable laws, regulations and policies. If we were found to be not in compliance with these laws and regulations, we may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on our business operation and profitability.

Lack of financial leasing regulations could negatively impact our business.

Currently, there is no uniform equipment title registration process and system in China, as each municipality adopts different procedures. The pending China Financial Leasing Law is expected to unify the registration procedures and protect the lessor against a “good-faith” third-party claim if the leased assets are registered in the lessor’s name. In the absence of such central title registration system, the lessors’ ownership interest on the leased equipment may be threatened. Loss of ownership to the leased equipment will have a negative effect on our financial position.

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We may be subject to administrative sanctions in the event we are found to have charged excessive interest rates on some of the historical direct loans we extended.

During 2010, 2011 and 2012, we provided certain financing consulting services to an aggregate of approximately 114 individuals and companies and generated consulting fees of approximately US$693,555(RMB 4.6 million). According to the consulting arrangements we had with these parties, we agreed to provide consulting services such as advising on the applicable lending rules and regulations, making recommendations about financing plans, assisting the parties to complete and submit financing applications and providing general guidance in the capital raising process. Some of these clients were also borrowers. We also charged additional consulting fees when such borrowers asked to expedite the review and approval process of their loan applications, as such expedited lendings require funds to be allocated from other positions at an additional cost to us. The maximum interest rate a microcredit lender is allowed to charge on microcredit loans was four times the PBOC’s Benchmark Rate, according to Circular 23 and Several Opinion Regarding the Trial of Cases promulgated by Supreme Court of PRC. Although none of these loans had interest rates higher than four times the PBOC Benchmark Rate, the aggregate amount of interest we charged such borrower plus the consulting fee would exceed four times the PBOC Benchmark Rate if the consulting fees paid by these borrowers were deemed as additional interest payments. We believe such consulting fees were compensation payments for the consulting services we provided. Also we have stopped providing such consulting services since July 31, 2012 and we do not anticipate engaging in such consulting service in the foreseeable future. However, in the event the competent government authority determines these historical consulting fees were de facto interest payments, we may be found to have charged excessive rates on these loans and, as a result, we may be subject to sanctions by the government authority, which may include return of the excessive interest to affected borrowers, confiscation of illegal gains, fine, suspension of operation and/or revocation of our business license.

We may be subject to administrative sanctions in the event the extension we obtained on contribution of PFL’s registered capital is reversed or determined to be not effective or if we are not able to contribute the remainder of the registered capital as required.

Pursuant to Foreign Wholly-Owned Enterprise Law and relevant implementation rules, 15% of the U.S. $50 million registered capital of PFL is required to be contributed within initial three months of PFL obtaining its business license on September 5, 2013 and the remainder to be contributed within two years after the business license is granted. We did not make any contributions within the three-month period since we expected to fund such contribution with the proceeds from the follow-on offering. Based on our oral inquiries with the local Commission of Commerce of Wujiang, we were told that the required initial installment would be reduced to 10% in 2014 and that the competent authority would refrain from taking specific administrative measures against us once the first installment of capital contribution is paid. In addition, we were told by Wujiang Economic and Technological Development Zone (“WETDZ”), where PFL is incorporated and located, that there will be no penalty for the delayed contribution of the first installment of the registered capital. In the event the orally granted extension or the advice we received from WETDZ is reversed or found to be not valid by a relevant authority, we may be subject to administrative sanctions, including monetary penalties ranging from 5% to 15% of the portion that has not been paid on time, or from $375,000 to $1,125,000 if none was contributed at the time of the sanction. In October 2014, we contributed substantially all of the net proceeds raised in the follow-on offering to the registered capital requirement of PFL.

In addition, the new PRC Company Law that became effective on March 1, 2014, radically changed the registered capital requirements, including deleting the requirement to contribute the registered capital within certain time frames and the minimum registered capital requirement. However, it is unclear whether PFL will be subject to the loosened registered capital requirements under the new PRC Company Law and, as a result, be exempted from contributing the remainder of the registered capital within two years after the business license is granted. If it is later determined that PFL cannot enjoy the loosened registered capital requirement set forth in the new Company Law, we would have to contribute 85% of the then registered capital of PFL prior to September 4, 2015. In the event we are not able to make such contribution, we may be subject to administrative sanctions, including monetary penalties ranging from 5% to 15% of the portion that has not been paid on time, or from $2,125,000 to $6,375,000 if none of the remaining 85% was contributed at the time of the sanction.

Since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the United States, our stockholders may face difficulties in protecting their interests and exercising their rights as a stockholder of CCC.

Although we are incorporated in Delaware, we conduct substantially all of our operations in China through Wujiang Luxiang, our consolidated VIE in China and PFL. All of our current officers and almost all of our directors reside outside the United States and substantially all of the assets of those persons are located outside of the United States. It may be difficult for the stockholders to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially alternating between United States and China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the United States.

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Stockholders may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon United States laws, including the federal securities laws or other foreign laws against us or our management.

Substantially all of our operations are conducted in China, and all of our assets are located in China. A majority of our officers are nationals or residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, Dacheng Law Firm, our counsel as to PRC law, advised us that it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Dacheng Law Firm further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Dacheng Law Firm also advised us that in the event that shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a course of action if (a) the disputed contract was concluded or performed in the PRC, or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, (d) the parties choose to submit to jurisdiction of the PRC courts in the contract, or (e) the contract is executed or performed within the PRC. The action may be initiated by the shareholder through filing a complaint with the PRC courts. The PRC courts will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same right as PRC citizens and companies in an action unless such foreign country restricts the rights of PRC citizens and companies.

We may have difficulty in establishing adequate management and financial controls in China.

The PRC has only recently begun to adopt the management and financial reporting concepts and practices that investors in the U.S. are familiar with. We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are required of a U.S. public company. If we cannot establish such controls, or if we are unable to collect the financial data required for the preparation of our financial statements, or if we are unable to keep our books and accounts in accordance with the U.S. accounting standards for business, we may not be able to continue to file required reports with the SEC, which would likely have a material adverse effect on the performance of our shares of Common Stock.

WFOE’s ability to pay dividends to us may be restricted due to foreign exchange control and other regulations of China.

As an offshore holding company, we may rely principally on dividends from our subsidiaries in China, WFOE and PFL, for our cash requirements. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

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Furthermore, WFOE’s and PFL’s ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of our operations are conducted in China and all of our revenue received, by WFOE through VIE arrangement and by PFL, are denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, WFOE and PFL may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

The lack of dividends or other payments from WFOE may limit our ability to make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from WFOE or PFL, our liquidity and financial condition will be materially and adversely affected.

There is uncertainty in the preferential tax treatment we currently enjoy and financial subsidy commitment we expect to enjoy. Any change in the preferential tax treatment we currently enjoy in the PRC may materially adversely impact our net income.

Effective January 1, 2008, the New Enterprise Income Tax Law of PRC stipulates that domestically owned enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform income tax rate of 25%. While the New Enterprise Income Tax Law equalizes the income tax rates for FIEs and domestically owned enterprises, preferential tax treatment may continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies, regardless of whether these are domestically-owned enterprises or FIEs. Pursuant to the Jiangsu Document No. 132 issued in November 2009, microcredit companies in Jiangsu Province are subject to a preferential tax rate of 12.5%. As a result, Wujiang Luxiang has been subject to the preferential income tax rate of 12.5% since its inception in 2008. The taxation practice implemented by the tax authority governing our business from 2008 through 2011 was that we paid enterprise income taxes at a rate of 25% on a quarterly basis, and upon annual tax settlement done by the Company and the tax authority within five (5) months after December 31, the tax authority refunded us the excess enterprise income taxes we paid beyond the rate of 12.5% in tax credit. In 2013and 2012 the tax authority allowed us to pay enterprise income tax, on a monthly basis, at 12.5% for our income generated from our direct loan business and at 25% for income generated from our guarantee business. During the twelve-month period ended December 31, 2013, we paid an aggregate $2,191,329 for income tax. We received a refund of $985,332 in April 2014. The refund is the difference between actual income tax prepayment, which is made at 25% for income generated from both our direct loan business and our guarantee business, and the income tax expense, which is calculated at 12.5% for direct loan and 25% for our guarantee business. In addition, Wujiang Luxiang has been subject to business tax at the preferential rate of 3% since its inception in 2008.

In April 2012 Wujiang Luxiang received a notice from local tax authority, informing us that only income generated from Wujiang Luxiang’s direct loan business was qualified to enjoy a preferential income tax rate of 12.5% and business tax of 3% under the Jiangsu Document No. 132, but its taxable income arising from Wujiang’s other business such as the guarantee business was still subject to a standard tax rate of 25% for income tax and 5% for business tax. The local tax authority required Wujiang Luxiang to implement the above-mentioned policy starting with the tax filing for 2011 which was filed in April 2012, and the policy applies to all years thereafter. The impact of the changed policy on the income tax provision on the issued financial statements of 2011 was $225,445. However, we believe the underpayment was comparatively minimal as it only accounted for less than 3% of net income of 2011, thus it recorded the underpayment of $225,445 in the financial statements for financial year of 2012. There was no underpayment penalty assessed. Furthermore, such tax policy change may be applied retroactively to financial year of 2008, 2009 and 2010. Although we have not received any notice from local tax authority to request Wujiang Luxiang to make any underpayment with surcharge, there is no assurance that the local tax authority will not do so in the future.

There is a risk that the competent tax authority may decide that Wujiang Luxiang will not be eligible for the preferential tax rates for the direct loan business in the future. Moreover, the PRC government could eliminate any of these preferential tax treatments before their scheduled expiration. Expiration, reduction or elimination of such preferential tax treatments will increase our income tax expenses and in turn decrease our net income.

There is uncertainty in the policy at the state and provincial levels as to how the direct loan and guarantee businesses carried out by the microcredit companies shall be treated with regard to income tax and business tax. If the tax authority determines that the income tax, business tax or other applicable tax we previously paid were less than what was required, we may be requested to make payment for the overdue tax and interest on the overdue payment.

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In addition, pursuant to an agreement PFL has with the WETDZ, PFL expects to receive a financial award equal to 100% of the portion of the enterprise income tax proceeds contributed by PFL that is reserved by the WETDZ for the first five years following the date of its establishment, and will further receive a financial award equal to 50% of the portion of the enterprise income tax proceeds contributed by PFL that is reserved by the WETDZ for the following five years. PFL will receive a science and technology financial award from the WETDZ for up to approximately $325,000 (RMB 2 million) to be paid pro rata according to the actually contributed registered capital. In the event that the central government promulgates laws or regulations that expressly prohibit local governments from providing financial subsidies for enterprises’ income tax payment obligation, this agreement with WETDZ may be rendered illegal and/or unenforceable and therefore PFL’s business plan may be negatively affected.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and acquisition and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the RMB against foreign currencies. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. We cannot predict how this new policy will impact the RMB exchange rate.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our Common Stock in U.S. dollars. In addition, fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Future inflation in China may inhibit economic activity and adversely affect our operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect our business operations.

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PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

Further, if the business of any target company that we seek to acquire falls into the scope of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to maintain or expand our market share.

In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Its subsequent Supplementary Notice on Issues Relating to the Improvement of Business Operations over Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises was promulgated by SAFE on July 18, 2011. Under Circular 142, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE’s approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans according to the loan agreement. Furthermore, SAFE promulgated a circular on November 19, 2012, or Circular 59, which requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to effectively use the proceeds from future financing activities as the WFOE may not convert the funds received from us in foreign currencies into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding Company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

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Recent SEC’s administrative proceedings against the China affiliates of the five multi-national accounting firms may lead to the deregistering of Chinese accounting firms by the PCAOB, which may affect our ability to engage qualified independent auditors.

The SEC recently commenced administrative proceedings against BDO China Dahua Co. Ltd., Deloitte Touche Tohmatsu Certified Public Accountants Ltd., Ernst & Young Hua Ming LLP, KPMG Huazhen (Special General Fund) and PricewaterhouseCoopers Zhong Tian CPAs Limited for refusing to produce audit work papers and other documents related to PRC-based companies under investigation by the SEC for potential accounting fraud against U.S. investors. The SEC has launched an initiative to address concerns arising from reverse mergers and foreign issuers. The SEC charged these accounting firms with violations of the Securities Exchange Act and the Sarbanes-Oxley Act, which requires foreign public accounting firms to provide, upon the request of the SEC, audit work papers involving any company trading on U.S. markets. Under PRC law, auditors are not permitted to hand over audit work papers as books and records of Chinese companies are afforded protection of secrecy laws. We are not in a position to assess the outcome or ramifications of these ongoing proceedings and investigations. Unless the PRC government changes its secrecy laws, there are risks that the Public Company Accounting Oversight Board (“PCAOB”) may deregister Chinese accounting firms whose audit work papers the PCAOB cannot inspect and such deregistering of Chinese accounting firms by the PCAOB would, in turn, make it difficult for us to engage qualified independent auditors.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, and our reputation and could result in a loss to our stockholders, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

Risks Relating to Our Corporate Structure

We conduct our lending and guarantee business through Wujiang Luxiang by means of contractual arrangements. If the PRC courts or administrative authorities determines that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between WFOE and each of Wujiang Luxiang. Although we were advised by our PRC counsel, Dacheng Law Offices, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Wujiang Luxiang and its shareholders) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, the PRC courts or regulatory authorities may determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. We are aware of a recent case involving Chinachem Financial Services where certain contractual arrangements for a Hong Kong Company to gain economic control over a PRC Company were declared to be void by the PRC Supreme People’s Court. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable.

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If WFOE, Wujiang Luxiang or their ownership structure or the contractual arrangements, are determined to be in violation of any existing or future PRC laws, rules or regulations, or WFOE, or Wujiang Luxiang fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of WFOE, or Wujiang Luxiang;

●	discontinuing or restricting the operations of WFOE or Wujiang Luxiang;

●	imposing conditions or requirements with which we, WFOE or Wujiang Luxiang may not be able to comply;

●	requiring us, WFOE or Wujiang Luxiang to restructure the relevant ownership structure or operations;

●	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or

●	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

On or around September 2011, various media sources reported that the China Securities Regulatory Commission (the “CSRC”) had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide. If our ownership structure, contractual arrangements or businesses of Wujiang Luxiang are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities, including the CSRC, would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of Wujiang Luxiang, revoking the business licenses or operating licenses of Wujiang Luxiang, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from overseas financings to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with Wujiang Luxiang may not be effective in providing control over Wujiang Luxiang.

All of our current revenue and net income is derived from Wujiang Luxiang. According to our inquiries with Jiangsu provincial authorities, provincial direct foreign controlling equity ownership in for-profit companies engaged in rural microcredit services in Jiangsu Province has never been approved and such position will not change in the foreseeable future. Therefore, we do not intend to have an equity ownership interest in Wujiang Luxiang but rely on contractual arrangements with Wujiang Luxiang to control and operate its business. However, these contractual arrangements may not be effective in providing us with the necessary control over Wujiang Luxiang and its operations. Any deficiency in these contractual arrangements may result in our loss of control over the management and operations of Wujiang Luxiang, which will result in a significant loss in the value of an investment in our company. Because of the practical restrictions on direct foreign equity ownership imposed by the Jiangsu provincial government authorities, we must rely on contractual rights through our VIE structure to effect control over and management of Wujiang Luxiang, which exposes us to the risk of potential breach of contract by the shareholders of Wujiang Luxiang. In addition, as Wujiang Luxiang is jointly owned by its shareholders, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

The failure to comply with PRC regulations relating to mergers and acquisitions of domestic enterprises by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure.

On August 8, 2006, MOFCOM, joined by the CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the State Administration for Industry and Commerce (the “SAIC”), and SAFE, jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and as amended on June 22, 2009. This regulation, among other things, has certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies, to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

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The application of the M&A Rules with respect to our corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules were not required in the context of our share exchange transaction because at such time the share exchange was a foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC will not deem that the transactions effected by the share exchange circumvented the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval is required for overseas financing. Further, we cannot rule out the possibility that the relevant PRC government agencies, including MOFCOM, would deem that the M&A Rules required us or our entities in China to obtain approval from MOFCOM or other PRC regulatory agencies in connection with WFOE’s control of Wujiang Luxiang through contractual arrangements.

If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the share exchange transaction and/or the VIE arrangements between WFOE and Wujiang Luxiang, or if prior CSRC approval for overseas financings is required and not obtained, we may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Common Stock. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure our current corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our acquisition strategy. For example, Wujiang Luxiang’s ability to remit its profits to us, or to engage in foreign-currency-denominated borrowings, may be conditioned upon compliance with the SAFE registration requirements by such Chinese domestic residents, over whom we may have no control.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

As Circular 37 is newly-issued, it is unclear how these regulations will be interpreted and implemented. In addition, different local SAFE branches may have different views and procedures as to the interpretation and implementation of the SAFE regulations, and it may be difficult for our ultimate shareholders or beneficial owners who are PRC residents to provide sufficient supporting documents required by the SAFE or to complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the WFOE.

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Our agreements with Wujiang Luxiang are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As all of our contractual arrangements with Wujiang Luxiang are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Wujiang Luxiang, and our ability to conduct our business may be materially and adversely affected.

The Wujiang Luxiang Shareholders have potential conflicts of interest with us, which may adversely affect our business.

All ultimate individual shareholders of the 11 Chinese entities and Mr. Huichun Qin, which collectively own 100% of Wujiang Luxiang’s outstanding equity interests, or their representatives, are beneficial owners of shares of Common Stock of CCC through their BVI entities. Equity interests held by each of these shareholders in CCC is less than its interest in Wujiang Luxiang as a result of our introduction of outside investors as shareholders of CCC. In addition, such shareholders’ equity interest in our company will be further diluted as a result of any future offering of equity securities. As a result, conflicts of interest may arise as a result of such dual shareholding and governance structure.

If such conflicts arise, these shareholders may not act in our best interests and such conflicts of interest may not be resolved in our favor. In addition, these shareholders may breach or cause Wujiang Luxiang to breach or refuse to renew the VIE Agreements that allow us to exercise effective control over Wujiang Luxiang and to receive economic benefits from Wujiang Luxiang. Delaware law provides that directors owe a fiduciary duty to a company, which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If we cannot resolve any conflicts of interest or disputes between us and such shareholders or any future beneficial owners of Wujiang Luxiang, we would have to rely on arbitral or legal proceedings to remedy the situation. Such arbitral and legal proceedings may cost us substantial financial and other resources and result in disruption of our business, the outcome of which may adversely affect the Company.

If Wujiang Luxiang, or PFL fail to maintain the requisite registered capital, licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment is highly regulated by the PRC government and the foreign investment in the lending industry is restricted by local authorities. Numerous regulatory authorities of the central PRC government, provincial and local authorities are empowered to issue and implement regulations governing various aspects of the lending industry. Foreign investment in the financial leasing industry is also subject to foreign investment regulations. Each of Wujiang Luxiang and PFL are required to obtain and maintain certain assets relevant to its business as well as applicable licenses or approvals from different regulatory authorities in order to provide their current services. These registered capital and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. Furthermore, Wujiang Luxiang and PFL may be required to obtain additional licenses. If we fail to obtain or maintain any of the required registered capital, licenses or approvals, our continued business operations in the lending, and leasing industries may subject us to various penalties, such as confiscation of illegal net revenue, fines and the discontinuation or restriction of our operations. Any such disruption in the business operations of Wujiang Luxiang or PFL will materially and adversely affect our business, financial condition and results of operations.

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Risks Relating to Our Securities

Our Common Stock may be thinly traded and our stockholders may be unable to sell at or near ask prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

Our Common Stock may be “thinly-traded”, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our Common Stock may not develop or be sustained.

The market price for our Common Stock may be volatile.

The market price for our Common Stock may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	conditions in Chinese credit markets;

●	changes in the economic performance or market valuations of other microcredit companies;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Volatility in our Common Stock price may subject us to securities litigation.

The market for our Common Stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Common Stock less attractive to investors.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

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Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404(b) and other provisions of the Sarbanes-Oxley Act, as well as Section 14 rules implemented by the SEC and NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our Common Stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for fiscal 2014, the first fiscal year beginning after our initial public offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, after we cease to be an “emerging growth company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Common Stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years. However, if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any July 31 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” as of the following January 31. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

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Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

Provisions in our By-laws and Delaware laws might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Provisions of our by-laws and Delaware laws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

●	the inability of stockholders to act by written consent or to call special meetings;

●	the ability of our board of directors to make, alter or repeal our by-laws; and

●	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification of our directors, officers and employees under Delaware law may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to us and our stockholders to the maximum extent permitted under the corporate laws of Delaware. We may also provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit the Company and our shareholders.

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THE COMPANY

China Commercial Credit, Inc., is a financial services firm operating in China. Our mission is to fill the significant void in the market place by offering lending, financial guarantee and financial leasing products and services to a target market which has been significantly under-served by the traditional Chinese financial community. Our current operations consist of providing direct loans, loan guarantees and financial leasing services to small-to-medium sized businesses (“SMEs”), farmers and individuals in the city of Wujiang, Jiangsu Province.

Our loan and loan guarantee business is conducted through Wujiang Luxiang, a fully licensed microcredit company which we control through our subsidiaries and certain contractual arrangements. Our financial leasing business is conducted through PFL, our wholly owned subsidiary. Historically, many SMEs and farmers have been borrowing at high interest rates from unregulated and often illegal lenders, referred to as “underground” lenders, to finance their operations and growth, contrary to the preferences of Chinese banking authorities. Such high interest rate borrowing makes it difficult for businesses to grow, and also exacerbates China’s concerns about inflation. By operating through licensed and regulated businesses, we seek to bridge the gap between Chinese state-owned and commercial banks that have not traditionally served the capital needs of SMEs and higher interest rate “underground” lenders.

Jiangsu, which is an eastern coastal province, has among the highest population density in China and is home to many of the world’s leading exporters of electronic equipment, chemicals and textiles. As a result, the city of Wujiang ranks as one of the most economically successful cities in China. The SMEs, both in Jiangsu and other provinces in China, have historically been an under-served segment of the Chinese banking market.

Since Wujiang Luxiang’s inception in October 2008, it has developed a large number of borrowers in Wujiang City. All of our loans are made from our sole office, located in Wujiang City. As of December 31, 2016, we have built a $58.5 million portfolio of direct loans to 111 borrowers and a total of $10.9 million in loan guarantees for 14 borrowers.

During 2015 and 2016, the microcredit companies in Wujiang area went through the most difficult time since their inceptions in 2008. Three of them went bankrupt while the remainder are struggling with high default rates due to the poor economic condition, especially the slow-down in the textile industry. The operations of Wujiang Luxiang were also affected. For the year ended December 31, 2016, we had a revenue of $2.2 million and a net loss of $2.0 million compared to a loss of $55.8 million and net loss of $61.3 million in 2015, a decrease of 104% and 97%, respectively. As a result of the deteriorating economic condition, we experienced a substantial increase in the amount of default loans in both our direct lending and guarantee business. The amount of underlying loans we guaranteed has been reduced by 6.5% to $10.9 million as of December 31, 2016 compared to $11.7 million as of December 31, 2015. As the rate of fees and commissions generated from the guarantee business has been decreasing, the Company decided that the revenue does not justify the default risks involved in the guarantee business, and therefore expects to further reduce the traditional guarantee business and hold off on pursuing the guarantee business to be provided via the Kaixindai Financing Services Jiangsu Co. Ltd (“Kaixindai”) platform as previously planned. Management may actively resume the guarantee business in the future if economic conditions improve.

Our financial leasing services are anticipated to be provided to a diverse base of customers, including textile and other manufacturing companies, railroads, port facilities, local bus, and rail companies and municipal governments. Customers will include existing clients of Wujiang Luxiang in addition to new clients. PFL, our wholly owned subsidiary, plans to provide leases on both new and used manufacturing equipment, medical devices, transportation vehicles and industrial equipment, purchased both domestically and from foreign suppliers, to meet its customer’s needs. As of the date of this Annual Report, PFL entered into two financial leasing agreements for an aggregate of $5.61 million in lease receivables. We do not currently have further funds to deploy in the financial leasing business and plan to hold off expansion of the leasing business until the economic environment improves.

Our principal executive offices are located at No. 1 Zhongying Commercial Plaza, Zhong Ying Road, Wujiang, Suzhou, Jiangsu Province, China, 215200. Our telephone number at this address is +86 (0512) 6396-0022. Our Common Stockis traded on the NASDAQ Capital Market under the symbol “CCCR.”

Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

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USE OF PROCEEDS

The shares of Common Stock offered by this prospectus are being registered for the account of the selling shareholder identified in this prospectus. See “Selling Shareholder.” All net proceeds from the sale of the shares of Common Stock will go to the shareholder that offers and sells his shares. We will not receive any part of the proceeds from such sales of Common Stock.

SELLING STOCKHOLDERS

Up to 185,750 shares of Common Stock are being offered by this prospectus for sale by the selling. This prospectus relates to the shares of our Common Stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares pursuant to the Plan. Offers and sales by selling stockholders who are our employees, consultants and “affiliates” (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

The selling stockholders are current affiliates who have acquired or may acquire in the future shares of our Common Stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our Common Stock covered by this prospectus. The following table sets forth information as of April 13, 2017 with respect to ownership of our Common Stock by each selling stockholder whose identity is known as of the date of this prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this registration statement. The address for each selling stockholder listed below is c/o China Commercial Credit, Inc., at No. 1 Zhongying Commercial Plaza, Zhong Ying Road, Wujiang, Suzhou, Jiangsu Province, China, 215200.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name	Position, Office or Other Material Relationship	Total Number of Shares of Common Stock Owned (1)	Number of Shares to be Offered for the Account of the Selling Stockholder	Number of Shares to be Owned after this Offering (2)	Percentage to be Owned after this Offering (1)
Yang Jie	VP of Finance	2,831,900	92,875	2,739,025	16.28%
Long Yi	CFO	507,875	92,875	415,000	2.47%

(1)	Applicable percentages are based on 16,823,429 shares outstanding as of April 13, 2017, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock underlying options and warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Forward believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them. The table includes only vested options, or options that have or will vest and become exercisable within 60 days.
(2)	Assumes all shares included in the offering are sold.

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PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes:

●	the persons identified in the table above as the selling stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plan; and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our Common Stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the selling stockholders may be effected: in one or more transactions that may take place on the Nasdaq or any other stock exchange (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq or any other stock exchange; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our Common Stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the selling stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation there under.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated there under, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

LEGAL MATTERS

The validity of the securities we are offering will be passed upon by Hunter Taubman Fischer & Li, LLC, New York New York.

EXPERTS

The consolidated financial statements of China Commercial Credit, Inc. and Subsidiaries appearing in our Annual Report (Form 10-K) for the year ended December 31, 2016 and 2015 have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy and information statements and other information with the SEC. You may read any materials filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website located at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-8 under the Securities Act covering the sale of the Common Stock . This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. For further information with respect to our company and the securities offered by this prospectus, you should read the registration statement and the exhibits filed with the registration statement. You may obtain copies of the registration statement and exhibits from the SEC upon payment of a fee prescribed by the SEC or examine the documents, free of charge, at the public reference facilities or Internet website referred to above. A summary in this prospectus of any document filed as an exhibit to the registration statement, although materially complete, does not summarize all of the information in that document. You should read the exhibit for a more complete understanding of the document or matter involved.

The following documents heretofore filed by us with the SEC pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;
(b)	the description of the Common Stock, $0.001 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the Commission on June 7, 2013 pursuant to Section 12(b) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference into this prospectus and those documents shall be deemed to be a part of this prospectus from the date of filing of those documents. All filings filed by us under the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of that registration statement shall also be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information provided in this prospectus or incorporated by reference into this prospectus. No person has been authorized to provide you with different information and you should not rely on any information you receive or representations made that are not contained in, or incorporated by reference into, this prospectus.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate after the date on the cover page.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers have the benefit of certain indemnification rights included in our certificate of incorporation and other agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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CHINA COMMERCIAL CREDIT, INC.

185,750 shares of

Common Stock

REOFFER PROSPECTUS

April 13, 2017

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

China Commercial Credit, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;
(b)	the description of the Common Stock, $0.001 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the Commission on June 7, 2013 pursuant to Section 12(b) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the company. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description
4.1	China Commercial Credit, Inc. 2014 Equity Incentive Plan (incorporated by reference to Annex A in the Company’s Definitive 14A filed on December 11, 2014)
5.1	Opinion of Hunter Taubman Fischer& Li, LLC
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Hunter Taubman Fischer & Li, LLC (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)

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ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          to include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed ith the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement provided, however, that the undertakings set forth in clauses (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wujiang, Jiangsu Province China, this 13th day of April, 2017.

CHINA COMMERCIAL CREDIT, INC.

By:	/s/ Mingjie Zhao
Name:	Mingjie Zhao
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Long Yi
Name:	Long Yi
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mingjie Zhao and Long Yi and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement or Amendment thereto on Form S-8.

SIGNATURE	TITLE	DATE

/s/ Mingjie Zhao	Chief Executive Officer and Director	April 13, 2017
Mingjie Zhao	(Principal Executive Officer)

/s/ Long Yi	Chief Financial Officer	April 13, 2017
Long Yi	(Principal Accounting and Financial Officer)

/s/ Teck Chuan Yeo		April 13, 2017
Teck Chuan Yeo	Director

/s/ Weiliang Jie	Director	April 13, 2017
Weiliang Jie

/s/ Boling Liu	Director	April 13, 2017
Boling Liu

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